COMDISCO, INC.
                                 GLOBAL MASTER RENTAL AGREEMENT

   GLOBAL MASTER RENTAL AGREEMENT (the "Agreement") dated as of September 23, 1998 by and between:


COMDISCO, INC., (HEREINAFTER REFERRED TO AND WORLDPORT COMMUNICATIONS, INC AS "COMDISCO"), 6111 NORTH RIVER ROAD, (HEREINAFTER REFERRED TO AS THE ROSEMONT, ILLINOIS 60018, USA ACTING ON "CUSTOMER") ACTING ON BEHALF OF BEHALF OF ITSELF AND ITS AFFILIATES AS ITSELF AND ITS AFFILIATES AS HEREIN HEREIN DESCRIBED. DESCRIBED.


   WHEREAS, Comdisco and its Affiliates are engaged in the rental of equipment in various countries where Customer and its Affiliates may wish to rent such equipment,

   WHEREAS, to facilitate the transacting of rental operations between Comdisco or an Affiliate of Comdisco and Customer or an Affiliate of the Customer on an ongoing basis, Comdisco and the Customer wish to enter into the present
Agreement which, together with the Equipment Schedule under which each individual rental operation is concluded, will establish the terms and conditions applicable to such rental operation.

   THEREFORE, it is agreed as follows:

   1. GLOBAL MASTER RENTAL AGREEMENT

   1.1 DEFINITIONS: "Affiliates of Comdisco" shall mean those enterprises in which Comdisco owns and/or shall own at anytime after the date hereof, directly or indirectly, the majority of the voting stock, including without limitation all present Affiliates of Comdisco listed in Exhibit A hereto.

   "Affiliates of the Customer" shall mean those enterprises in which the Customer, or its parent company owns and/or shall own at anytime after the date hereof, directly or indirectly, the majority of the voting stock, or a controlling interest, including without limitation all present Affiliates of the Customer listed in Exhibit B hereto;

   "Lessor" shall mean, with respect to any Equipment Schedule, the Affiliate of Comdisco entering into such Equipment Schedule, or Comdisco, if Comdisco enters into such Equipment Schedule.

   "Lessee" shall mean, with respect to any Equipment Schedule, the Affiliate of the Customer entering into such Equipment Schedule, or Customer, if Customer enters into such Equipment Schedule.

   "Rent Interval" shall mean the monthly, quarterly or such other billing period set forth on an Equipment Schedule.

   1.2 EQUIPMENT SCHEDULES: Lessor shall rent and Lessee shall take on rent the equipment described in an Equipment Schedule executed hereunder ("Equipment") subject to the terms and conditions of this Agreement and such Equipment Schedule. Each such Equipment Schedule shall be governed by all of the terms and conditions of this Agreement and by such additional terms and conditions as may be set forth in such Equipment Schedule.

   Exhibit C hereto lists the countries for which Comdisco and Customer have agreed upon the form of Equipment Schedule. Such Equipment Schedules shall be substantially in the form attached to Exhibit C hereto. Further forms of Equipment Schedules for use in transactions in other countries may be added by agreement of Comdisco and Customer from time to time. The parties agree that each local transaction will only be validly concluded if the relevant Equipment
Schedule is executed by signatories of Lessor and Lessee involved in such transaction, and that any such Equipment Schedule may also be supplemented or amended by special terms or conditions agreed upon by such Lessor or Lessee for the particular transaction. The Customer shall, without notice, be jointly and severally liable for the due performance of the obligations of its Affiliates under all Equipment Schedules executed hereunder, including, without limitation, all terms and conditions negotiated by its Affiliate.

   2. TERM

   2.1 The term of this Agreement shall commence on the date set forth above and shall remain in force thereafter as long as any Equipment Schedule entered into pursuant to this Agreement remains in effect.

   2.2 The rental term and Lessee's rental obligations with respect to each item of Equipment on an Equipment Schedule shall begin on the commencement date ("Commencement Date"). The Commencement Date with respect to the type of Equipment defined below and indicated on the applicable Equipment Schedule shall be as follows:

   a) Equipment installed and accepted by Lessee prior to the date of the applicable Equipment Schedule ("Installed Equipment"), shall be the date Lessor tenders payment of the Equipment purchase price;

   b) Equipment supplied from Lessor's inventory ("Inventory Equipment") shall be the date the Equipment is installed and approved for maintenance by the manufacturer, (or an approved third party pursuant to Subsection 5.2 hereof) or the seventh day after delivery if (i) Lessee delays the installation and approval or (ii) the Equipment is not so approved due to defects in the Equipment which are remediable by the manufacturer under a manufacturer's maintenance contract but which are not remedied because Lessee has arranged for third party maintenance pursuant to Subsection 5.2 hereof.

   c) Equipment on-order ("On-Order Equipment"), shall be the date Lessee accepts the Equipment from the Equipment vendor, which date shall be confirmed by Lessee to Lessor as evidenced by Lessee forwarding an Acceptance Certificate in the form provided by Lessor, within ten (10) days following such acceptance and which date shall in no event be later than the date the Equipment is placed in service by Lessee.

   The rental term shall continue, unless renewed in accordance with the provisions hereof, for at least the full number of months, calendar quarters or other Rent Interval set forth in the Equipment Schedule ("Initial Term"). The Initial Term shall commence on the first day of the Rent Interval set forth in the Equipment Schedule next following (i) the Commencement Date for all items of Installed Equipment and Inventory Equipment to be rented thereunder or (ii) Lessor's receipt of Acceptance Certificates for all items of On-Order Equipment to be rented thereunder. On the Commencement Date the Lessee will execute and deliver to the Lessor a letter, in a form to be specified by the Lessor, which confirms such Commencement Date. The rental term for each Equipment Schedule shall continue until the Equipment is returned and the Equipment Schedule is terminated by either party upon not more than twelve (12) months nor less than six (6) months prior written notice to the other party, provided that no such termination shall be effective prior to the expiration of the Initial Term.

   2.3 If the applicable Equipment Schedule has a single Initial Term ("Single Term"), Single Term shall be indicated on the applicable Equipment Schedule and the terms of the following paragraph under this Subsection 2.3 shall apply to such Equipment Schedule:

   All Rental Rate Factors set forth in the applicable Equipment Schedule assume that Acceptance Certificates for all items of On-Order Equipment to be rented thereunder will be received by Lessor no later than the outside date set forth on the applicable Equipment Schedule ("Outside Date"). If any Acceptance Certificates are received by Lessor after the Outside Date, Lessor may, on or before the start of the Initial Term for all items of Equipment, adjust the Rental Rate Factors (and, therefore, rental rates) to maintain an assumed economic yield which Lessor would have required for a similar transaction at such time.

   2.4 If the applicable Equipment Schedule has multiple Initial Terms ("Multiple Term"), Multiple Term shall be indicated on the applicable Equipment Schedule and the terms of the following paragraphs under this Subsection 2.4 shall apply to such Equipment Schedule:

   a) Summary Equipment Schedule

   Lessor shall summarize all items of Equipment for which Acceptance Certificates have been received in the same calendar quarter into a Summary Equipment Schedule in the form of Exhibit 1 hereto and, notwithstanding anything to the contrary set forth in Subsection 2.2 of the Agreement, the Initial Term shall begin the first day of the calendar quarter thereafter. Lessee agrees to execute and return three copies of the Summary Equipment Schedules within 10 days of receipt. Each Summary Equipment Schedule shall incorporate the terms and conditions of the Agreement and this Equipment Schedule with respect to those items of Equipment listed in the Summary Equipment Schedule. Upon execution by Lessor and Lessee, the Summary Equipment Schedule shall be referred to as an Equipment Schedule and shall constitute a separate Equipment Schedule for purposes of the Agreement, including without limitation, Section 11 thereof. The Initial Term for Equipment listed in Acceptance Certificates received more than 10 days after the end of a calendar quarter and having an Acceptance Date in the calendar quarter just ended, shall begin on the first day of the calendar quarter following receipt of Acceptance Certificates.

   b) If there is a default under the applicable Equipment Schedule or there is an adverse change in Lessee's credit standing, Lessor, at its option and upon prior written notice to Lessee, shall be relieved of its obligations to lease Equipment under any Equipment Schedule with respect to Inventory Equipment and Installed Equipment with a Commencement Date occurring after the date of such notice and On-Order Equipment for which Lessor has not received an Acceptance Certificate from Lessee prior to the date of such notice.

   c) If prior to the Commencement Date for an item of Equipment the manufacturer announces any change in comparable existing Equipment ("Comparable Equipment") or announces the introduction of new or improved technology ("Replacement Technology Equipment"), Lessee may elect to lease the Replacement Technology Equipment pursuant to the applicable Equipment Schedule in lieu of the original Equipment described in such Equipment Schedule; provided, that purchase documents with respect to the original Equipment and the Replacement Technology Equipment are completed to Lessor's satisfaction. If Lessee elects not to rent the Replacement Technology Equipment, then with respect to the original Equipment with a Commencement Date occurring after the announced first availability date stated in either of the aforementioned announcements, it is agreed that Lessor may adjust the Rental Rate Factor in order to maintain an assumed economic yield which Lessor would have expected had either such announcement been made on the date of the applicable Equipment Schedule. This paragraph 2.4(c) shall not apply to any Equipment having a Commencement Date prior to the announced first availability date stated in either of the aforementioned announcements.

   3. RENT

   3.1 a) Lessee shall pay to Lessor as rental for the Equipment the Rent in an amount (i) as set forth in the applicable Equipment Schedule if the Equipment is Inventory Equipment or (ii) equal to the Rental Rate Factor set forth in the applicable Equipment Schedule multiplied by the "Lessor's Cost", as hereinafter defined, if the Equipment is Installed Equipment or On-Order Equipment. The Rent shall be paid in advance on the first day of the applicable Rent Interval set forth in the applicable Equipment Schedule (in immediately available funds in the local currency indicated on the Equipment Schedule) to Lessor at its bank account, details of which are set forth in the Equipment Schedule, or to such other person and/or at such other bank account as Lessor may from time to time designate in writing. If the Commencement Date of any Equipment Schedule shall be other than the first day of the applicable Rent Interval, Lessee shall make rental payments equal to the daily prorata portion of the Rent set forth in the Equipment Schedule for each day from and including the Commencement Date through the last day of the applicable Rent Interval prior to the beginning of the Initial Term ("Interim Rent").

         b) The Rent, and Interim Rent, if any, shall be payable without deduction or withholding on any account whatsoever and regardless of whether an invoice has been supplied by Lessor. If Lessee is required by law to make any such deduction or withholding, Lessee shall pay to Lessor such additional amount as may be necessary to enable Lessor to receive a net amount equal to the full amount which would otherwise have been payable pursuant to any such Equipment Schedule, unless such deduction or withholding is made by reference to Lessor's net income. . Lessee shall cooperate with Lessor in obtaining any relevant documentation necessary to substantiate payment of any such withholding and in providing originals or certified copies thereof.

   3.2 All Rental Rate Factors set forth in the applicable Equipment Schedule shall be calculated using an interest rate based on the prevailing rates for similar transactions with lessees of similar credit standing as of the date of the applicable Equipment Schedule. If, on or before the start of the Initial Term for all items of Equipment to be leased under the applicable Equipment Schedule, the comparable interest rate is greater, such Rental Rate Factors may be adjusted accordingly.

   3.3 Lessor's Cost shall be an amount equal to the purchase price which Lessee would otherwise be responsible to pay for an item of Equipment if not for this Agreement.

   3.4 Lessee shall promptly pay and discharge all taxes or other charges of whatever nature due with respect to the ownership or use of the Equipment or the renting thereof by Lessee or the payment of Rent or other sums payable hereunder but excluding any taxes payable by reference to Lessor's net income.

   3.5 Should Lessee fail to pay any Rent herein reserved or any sum required to be paid by Lessee to Lessor upon the due date for payment thereof, Lessee shall pay to Lessor additional Rent equivalent to interest thereon from the due date until the date of payment at the rate of 3% per annum above the then prevailing interbank offering rate provided that in no event shall such additional Rent exceed any legal limitation.

   3.6 Equipment Procurement Charges. If indicated on the applicable Equipment Schedule, Lessor and Lessee agree that this Subsection shall apply. It is acknowledged that certain portions of the Equipment will be delivered to Lessee prior to the Commencement Date and that progress payments will be required to be paid to the Equipment manufacturer prior to the Commencement Date for any item of Equipment leased pursuant to the applicable Equipment Schedule ("Progress Payments"). Lessee agrees that with respect to the portions of the Equipment delivered prior to the Commencement Date, all terms and conditions of the applicable Equipment Schedule shall be applicable except the Lessee's rental obligations, provided, however, that Lessee agrees to pay Lessor "Equipment Procurement Charges" equal to the daily rental rate factor set forth on the applicable Equipment Schedule multiplied by the aggregate of the Progress Payments paid by Lessor to the manufacturer or the Lessee relating to the Equipment for each day from the date Progress Payments are made by Lessor until the Commencement Date. Accrued Equipment Procurement Charges shall be payable when invoiced. If Lessee rejects the Equipment prior to the Commencement Date in accordance with the terms of the purchase agreement with the Equipment vendor and such purchase agreement is terminated as a result of such rejection, then the applicable Equipment Schedule shall also terminate. In such event or if Lessee is in default of the applicable Equipment Schedule for failure to timely pay Equipment Procurement Charges, then Lessee shall (i) reimburse Lessor for any and all amounts paid by Lessor to the manufacturer or to the Lessee relating to the purchase of the Equipment and (ii) pay all Equipment Procurement Charges due through the date of termination, whereupon Lessor shall transfer to Lessee all of Lessor's interest in and to the Equipment and under any purchase agreement relating to the applicable Equipment Schedule. Section 3.1 b) shall apply to all Equipment Procurement Charges as though they were Rent.

   4. USE

   Lessee shall:

   4.1 keep the Equipment for its sole use and in its possession (except as provided in 11.4 below) at the address where the Equipment has been installed or at such other address within the country of original installation as Lessor may from time to time be notified in writing and shall use the Equipment only for the purposes for which it was designed in a proper manner and in accordance with any applicable statutory regulations which may from time to time be in force and shall take such steps as are necessary to ensure that the Equipment will be safe and without risk to health when properly used by Lessee, its employees or other authorized users;

   4.2 ensure that the Equipment is only used by trained personnel in accordance with the recommendations of the supplier and/or manufacturer;

   4.3 allow such persons as Lessor may authorize to have access to the Equipment at reasonable times in order to inspect its state and condition and, if required, allow Lessor to fix and/or keep affixed upon the Equipment such name or other plates in such place and manner as Lessor shall require to indicate the ownership of the Equipment;

   4.4 protect the Equipment against seizure and indemnify Lessor against all losses, charges, damages and expenses suffered or incurred by Lessor by reason thereof; and

   4.5 protect Lessor's title or interest in the Equipment against all persons claiming against or through Lessee and for this purpose take any necessary steps to prevent title in the Equipment from passing to any freeholder or mortgagee of the premises at which the Equipment is located.

   5. INSTALLATION, MAINTENANCE AND ADDITIONS

   5.1 Responsibility for all costs and risks of delivery, in-transit insurance and installation shall be as indicated in the relevant Equipment Schedule. Notwithstanding such indication, Lessee shall be responsible for all exceptional costs of delivery and installation including, without limitation, the costs of special lifting and handling equipment and building alterations. Lessee will, at the request of Lessor or its assignees, certify the date of installation of any Equipment rented hereunder. If Lessee should have the Equipment installed by a third party maintenance or engineering company, Lessee assumes any and all liability for defects in the Equipment which are remediable by manufacturer under a manufacturer's maintenance contract but which are not so remedied because Lessee has elected to use a third party to install the Equipment, Lessor's approval of such third party notwithstanding (see 5.2). Lessee shall have the manufacturer or authorized third party remedy all such defects at Lessee's expense.

   5.2 Lessee shall at all times and at its own expense keep the Equipment in good order, repair and condition (fair wear and tear excepted) and shall enter into and maintain throughout the rental term, a contract for the maintenance of the Equipment with the manufacturer of the Equipment, or with a third party maintenance company as approved by Lessor provided that, if Lessee uses a third party maintenance company, Lessee assumes any and all liability for defects in the Equipment which are remediable by manufacturer under a manufacturer's maintenance contract but which are not remedied because Lessee has arranged for a third party to provide such maintenance. Upon termination of the renting, Lessee shall provide Lessor with the manufacturer's maintenance qualification letter and, if necessary, Lessee shall pay any costs necessary to have the manufacturer re-certify the Equipment for maintenance eligibility.

   5.3 No additions, improvements, variations, modifications or alterations of whatsoever kind or nature shall be made to the Equipment without the consent in writing of Lessor (such consent not to be unreasonably withheld). Subject to such consent, any additions to the Equipment shall first be offered for renting by Lessor upon the terms and conditions of this Agreement and of the relevant Equipment Schedule. If any such additions, improvements, variations, modifications or alterations are made to the Equipment without Lessor's written consent, then the same shall be deemed to be Lessor's property.

   6. ACCEPTANCE AND WARRANTIES

   6.1 Lessor will use its reasonable endeavors at the expense and request of Lessee to extend to Lessee the benefit of any guarantees, conditions, warranties or representations which may be given to Lessor by the manufacturer or supplier of the Equipment or otherwise implied in favor of Lessor, provided that such benefit shall only be extended if Lessee shall fully indemnify Lessor against all costs, claims and expenses incurred in connection with any claim relating to such guarantee, condition, warranty or representation.

   6.2 The  Equipment  has been  selected by Lessee with full  knowledge  of the manufacturer's specifications and Lessee consequently assumes the entire responsibility for its choice and Lessee's acceptance by certifying installation shall be conclusive proof that the Equipment is satisfactory in every way to Lessee.

   7. LESSEE'S INDEMNITY

   Throughout the rental term under any Equipment Schedule and until the Equipment hereunder has been effectively re-delivered to Lessor, Lessee shall be solely responsible for any loss, damage or injury to any party occasioned by the use or possession of the Equipment or in any way relating to the Equipment. Lessee shall indemnify and keep Lessor indemnified against all claims or proceedings made or brought against Lessor, and all damages, losses, costs, charges and expenses incurred by Lessor by reason of such claims or proceedings arising out of the state, condition, presence or use of the Equipment or in any way relating to the Equipment or arising out of the renting of the Equipment hereunder provided that nothing in this clause shall restrict or exclude Lessor's liability in respect of or shall entitle Lessor to be indemnified by Lessee against any claims or proceedings in respect of any injury, death, loss or damages caused by or resulting from the wilful default or gross negligence of Lessor.

   8. RISK OF LOSS AND INSURANCE

   Throughout the rental term, unless otherwise indicated in the relevant Equipment Schedule, the Lessee shall insure and at all times keep the Equipment insured with reputable insurers.
Lessor and Lessee agree as follows:

   a) Effective upon delivery of the Equipment to Lessee and until the Equipment is returned to Lessor, Lessee relieves Lessor of responsibility for all risks of physical damage to or loss or destruction of the Equipment, howsoever caused. During the continuance of the relevant Equipment Schedule, Lessee shall, at its own expense, cause to be carried and maintained casualty insurance with respect to each item of Equipment designated in this Equipment Schedule in an amount at least equal at all times to the greater of (i) the replacement value of the Equipment, or (ii) the aggregate unpaid Rent with respect to the Equipment for the unexpired Initial Term. Lessee shall carry public liability insurance, in each case in amounts and against risks customarily insured against by the Lessee on similar equipment and, in any event, in amounts and against risks comparable to those insured against by the Lessee on equipment owned by it. All policies with respect to such insurance shall name the Lessor as additional assured and (together with any Beneficiary) as loss payee, and shall provide for at least 30 days' prior written notice by the underwriter or insurance company to the Lessor in the event of cancellation or expiration. Lessee shall furnish appropriate evidence of such insurance;

   b) If any item of Equipment is lost or rendered unusable as a result of any physical damage or destruction of such item of Equipment, Lessee shall give to Lessor prompt notice thereof and the Agreement and the relevant Equipment Schedule shall continue in effect without any abatement of Rent. Lessee shall determine, within fifteen (15) days after the date of occurrence of such loss, damage or destruction, whether such item of Equipment can be repaired. If Lessee determines that such item of Equipment can be repaired, Lessee, at its expense, shall cause such item of Equipment to be promptly repaired. If Lessee determines that such item of Equipment is lost or cannot be repaired, Lessee shall promptly notify Lessor and such Equipment shall be deemed to have suffered a "Casualty Loss" for purposes of this Section as of the date of occurrence of such loss. Within said 15 days, Lessee shall notify Lessor of the Equipment which has suffered a Casualty Loss and Lessee shall, at the Lessor's option, either (i) replace Equipment which has suffered a Casualty Loss with lien free equipment of the same model, type and feature configuration in which case the replacement equipment shall become the Equipment, the relevant Equipment Schedule shall continue in full force and effect and marketable title in such Equipment shall vest in Lessor or (ii) pay the aggregate unpaid Rent with respect to such Equipment for the unexpired Initial Term for such Equipment ("Casualty Value"). If the Casualty Value is paid, any installment of Rent with respect to such Equipment due prior to the date of the Casualty Loss shall remain due and payable. After the payment of such Casualty Value and all other amounts due and owing with respect to such Equipment, Lessee's obligation to pay further Rent for such Equipment shall cease. Except in the case of loss or total destruction, Lessor will be entitled to recover all Equipment for which a Casualty Value has been paid; provided, however, that Lessee shall dispose of such Equipment for the best price obtainable (on an "as-is, where-is," basis without representation or warranty expressed or implied), and Lessee shall be entitled to retain all amounts received for the Equipment up to the Casualty Value and Lessee's reasonable costs of disposition attributable thereto, and shall remit the excess, if any, to Lessor.

   9. DEFAULT

   9.1   If:

   a) Lessee or Customer shall fail to pay any Rent or other sum payable under this Agreement (and any Equipment Schedules entered into hereunder) within fifteen (15) days of its becoming due or fail to observe or perform any of the terms and conditions hereof or shall do or allow to be done any act or thing which may jeopardize any of Lessor's rights in the Equipment;

   b) any distress, execution or other legal process shall be levied on or against the Equipment or any part thereof or any premises where the same may be or Lessee shall permit any judgment against it to remain unsatisfied for fourteen days (14); or

   c) Lessee or Customer shall enter into any liquidation, shall be declared bankrupt or otherwise enter bankruptcy, shall call any meeting of its creditors, or shall have any receiver or administrative receiver of all or any of its undertakings or assets appointed, or shall be deemed unable to pay its debts; then, in each and every such case, Lessor may at any time thereafter and notwithstanding any subsequent acceptance by Lessor of any Rent (but without prejudice to any other rights which Lessor may have against Lessee hereunder or any pre-existing liability of Lessee to Lessor) by notice in writing to Lessee forthwith and for all purposes terminate renting the Equipment hereunder and under any Equipment Schedule executed by the Lessee and thereafter Lessee shall no longer be in possession of the Equipment with Lessor's consent.

   9.2 Upon such default, Lessee shall pay to Lessor:

   a) all arrears then due by way of Rent or otherwise;

   b) the costs of all repairs required as at the date of termination to render the Equipment in good order and condition (fair wear and tear excepted);

   c) all costs, charges and expenses incurred by Lessor in locating and taking possession of the Equipment including all legal fees, costs and expenses; and

   d) as agreed compensation for Lessor's full financial loss, an amount equal to the aggregate unpaid Rent with respect of the Equipment for the unexpired balance of the Initial Term less a discount at the lower of the debt rate of the Beneficiary (as defined in Subsection 11.1) at which the applicable Equipment Schedule was financed or the rate of 2% per annum below the then prevailing interbank offering rate, compounded quarterly, for accelerated payment. Lessee confirms that the nature of the arrangement between it and Lessor is such that, in computing the amount payable in such circumstances, Lessor shall not be obliged to mitigate its loss by applying the sale proceeds of the Equipment in reduction of such amount.

   10.   RETURN OF THE EQUIPMENT

   At the end of the rental term of each Equipment Schedule executed hereunder or upon the termination of the renting of the Equipment for whatever reason, Lessee will at its own expense forthwith deinstall and deliver the Equipment in good order and condition (fair wear and tear excepted) to Lessor at such place as may be appointed by Lessor within the country in which it is then installed if Comdisco has an affiliate in that country, or to the nearest country with a Comdisco affiliate, and, upon the failure of Lessee to return the Equipment as contemplated herein, Lessor may, without waiving Lessee's obligations for the aforementioned expenses, repossess the Equipment at any time and without notice and for this purpose shall be entitled freely to enter into and upon any premises where the Equipment may be and whether the same is occupied by or under the control of Lessee or otherwise.

   11.   ASSIGNMENT

   11.1 Lessor shall be entitled to assign, sell or pledge in whole or in part its rights related to any Equipment, to any Equipment Schedule and/or to any amounts payable under any Equipment Schedule to one or more third parties (collectively the "Beneficiary"). Lessee agrees that on receipt of written notice from Lessor of such assignment, sale or pledge, if so instructed, Lessee shall perform for the benefit of the Beneficiary those of its obligations under any Equipment Schedule as are mentioned in such notice and, if so instructed, Lessee shall pay all or part of the amounts payable under any Equipment Schedule directly to the Beneficiary or its assignees. Lessee declares and certifies that the Beneficiary shall be entitled to rely upon, and shall be considered a third party beneficiary of, the following covenants and representations:

   a) Lessee will not seek the performance by the Beneficiary of any of the obligations of Lessor under this Agreement or any Equipment Schedule (unless Lessor shall have assigned to the Beneficiary its obligations as lessor hereunder or under any Equipment Schedule, in which case however Lessor shall remain primarily liable for the performance of such obligations vis-a-vis Lessee);

   b) Lessee shall not agree to any modification or amendment of this Agreement or of any Equipment Schedule assigned to the Beneficiary without the prior written consent of the Beneficiary;

   c) Lessee shall send to the Beneficiary a copy of any notice which is required to be sent to Lessor; and

   d) Lessee's  obligations  hereunder and under any assigned Equipment Schedule shall not be subject to any abatement, reduction, defense, offset or counterclaim available to Lessee for any reason whatsoever including, without limitation, any defect in the Equipment or failure of Lessor to perform any of its obligations hereunder or under any Equipment Schedule.

   11.2 Upon receipt of notice of any assignment, sale or pledge, Lessee agrees to execute and deliver to Lessor any document which may be required by a Beneficiary in order to certify the rights and obligations of the parties under this Agreement and any assigned Equipment Schedule and in order to perfect such assignment, sale or pledge, including, without limitation:

     a) an acknowledgement of receipt of, or a declaration of consent to, such assignment, sale or pledge;

   b) a certificate of Lessee's counsel in which he opines that Lessee is validly bound by the terms of this Agreement and of any assigned Equipment Schedule; and

   c) a certificate of the delivery and acceptance of the related Equipment.

   11.3 Lessee acknowledges that Lessor may not itself be the owner of the Equipment rented under any Equipment Schedule and that Lessor may have rented or leased such Equipment from a third party.

   11.4 Lessee shall not sell, offer for sale, mortgage or charge the Equipment or this Agreement or any Equipment Schedule executed hereunder nor hold itself out as the owner of nor part with possession of the Equipment and shall not create or allow to be created any lien or any encumbrance on the Equipment and shall duly and punctually pay all rates and taxes, charges and impositions payable in respect of the premises whereon any Equipment is situated. Upon not less than sixty (60) days prior written notice to Lessor, Lessee may subrent the Equipment to any party, or relocate the Equipment to any location, within the country set forth in the respective Equipment Schedule, provided that (i) any such sublessee's credit worthiness shall, in Lessor's reasonable judgment, be equal to or better than Lessee's, and (ii) all costs of any nature whatsoever resulting from such relocation or subrent shall be made for the sole account of Lessee or its sublessee and any subrenting of the Equipment shall be expressly subject and subordinate to the terms of this Agreement and the respective Equipment Schedule. No subrenting of any Equipment shall operate to relieve Lessee of its obligations hereunder. The Lessee hereby grants to the Lessor the right and opportunity to submit or match the last proposal for (i) the subrenting of the Equipment, and (ii) the financing of any equipment which is replacing the Equipment leased pursuant to this Agreement and any Equipment Schedule. Each of the foregoing shall be conducted in a commercially reasonable time frame and manner.

   11.5 Customer hereby agrees that its representations and obligations under this Agreement may be assigned by Comdisco, without notice, to the Lessor under any Equipment Schedule issued hereunder, and further assigned by such Lessor, without notice, to the Beneficiary.

   12.   VALUE ADDED TAX ("VAT")
   In addition to the Rent and other sums payable under this Agreement and any Equipment Schedule, Lessee shall be responsible for and pay to Lessor any value added tax, turnover tax, stamp tax, recording tax or similar tax thereon at the rate in force on the due date of payment of any sums payable by Lessee under this Agreement and any Equipment Schedule, and Lessee shall indemnify Lessor and keep Lessor indemnified against any liability for such taxes which may be incurred by Lessor in respect of the Equipment or its rental hereunder at the location set forth in the Equipment Schedule

   13.   MISCELLANEOUS

   13.1 Service of all notices under this Agreement or any Equipment Schedule shall be sufficient if given personally or posted to the party to be served at its address herein or in such Equipment Schedule or at such address as the party to be served may from time to time by notice in writing inform the other to be its address for service of notice hereunder or thereunder and, if sent by first class post, shall be deemed to be delivered 48 hours after posting.

   13.2 It is acknowledged by the parties that the manufacturer or supplier of the Equipment is not the agent and has no authority to act as the agent of Lessor and that Lessor shall under no circumstances be responsible for any warranty or representation made by any manufacturer or supplier except as stated in this Agreement or such Equipment Schedule.

   13.3 Lessor hereby excludes any conditions, warranties or representations relating to the Equipment whether express or implied and whether statutory or otherwise.

   13.4 This Agreement shall be governed and construed for all purposes in accordance with the law agreed upon in the applicable Equipment Schedule by Lessor and Lessee. Comdisco and Customer hereby consent to such law.

   13.5 Any payment hereunder or under any Equipment Schedule by Lessee to Lessor shall be treated as paid on the date of its receipt by Lessor.

   13.6 Neither this Agreement nor any Equipment Schedule executed hereunder shall be varied in its terms by any oral agreement or representation or otherwise than by an instrument in writing either of even date or subsequent hereto or thereto executed by the respective parties or by their duly authorized representatives.

   13.7 The terms and conditions of any Equipment Schedule will supersede those of all previous agreements either written or oral between Lessor and Lessee relating to the Equipment.

   13.8 No right or remedy herein conferred upon or reserved to Lessor is exclusive of any other right or remedy herein or by law or equity provided or permitted but each shall be cumulative of every right or remedy given hereunder or hereafter existing and may be enforced currently therewith or from time to time.

   13.9 No forbearance or indulgence on the part of Lessor shown or granted to Lessee shall in any way restrict or diminish the full rights and powers of Lessor under this Agreement or any Equipment Schedule or shall operate as a waiver of any breach by Lessee of any of the terms and conditions of this Agreement.

   13.10 No Equipment Schedule executed hereunder shall become binding until accepted in writing by a representative authorized in writing on Lessor's behalf.

   13.11 The printed titles given to the clauses of this Agreement are inserted for convenience only, do not form part of this Agreement and have no effect upon its operation and interpretation.

   13.12 Customer hereby submits to the jurisdiction of the court agreed upon in the applicable Equipment Schedule by Lessor and Lessee regarding the enforcement of Customer's representations and obligations hereunder with respect to such Equipment Schedule and Customer hereby appoints the Lessee in the applicable Equipment Schedule as the Customer's agent for service of process with regard to the foregoing.

   13.13 In the event any one or more of the provisions of this Agreement and/or any Equipment Schedule executed hereunder shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement and/or any such Equipment Schedule executed hereunder shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

   13.14 Lessee shall obtain no title to any software or other licensed products ("Products") attached to the Equipment delivered to Lessee, and such Products shall at all times remain the property of the owner thereof. Prior to the legal use of any such Products, Lessee shall be responsible to obtain or cause to be obtained a license to use such Products from the owner thereof.

   13.15 Customer will, upon execution of this Agreement, and as may be requested thereafter, provide Lessor and/or Comdisco with a secretary's certificate of incumbency and authority and any other documents which may be requested by Lessor and/or Comdisco.

Done in three copies this ________________ day of ____________, 19__

COMDISCO, INC.                               WORLDPORT COMMUNICATIONS, INC

By:___________________________________       By:________________________________


Title:__________________________________     Title:_____________________________


REV. 9/98





                                    EXHIBIT A

    To the Global Master Rental Agreement dated as of ______________, between Comdisco, Inc. ("Comdisco") and ___________________________ ("Customer")

                          AFFILIATES OF COMDISCO, INC.

COMDISCO ASIA PTE LTD                       COMDISCO IRELAND LIMITED
9, Temasek Boulevard                        30 Herbert Street
#09-01, Suntec Tower 2                      Dublin 2
Singapore 038989                            (Ireland)

COMDISCO AUSTRALIA PTY LTD                  COMDISCO JAPAN, A BRANCH OF COMDISCO
(CAN 002 997-453)                           GMBH & CO. LEASING AND FINANCE KG
Level 18, 111 Pacific Highway               Nomura Fudosan Building 11F
North Sydney                                1-8-15 Azuchi-Machi
NSW-Australia 2060                          J-Chuo-Ku, Osaka 541-0052
                                            (Japan)
COMDISCO HANDELSGESELLSCHAFT M.B.H.
Mahlerstrasse 7/22                          COMDISCO DE MEXICO, S.A. DE C.V.
A-1010 Wien                                 c/o Gardere & Wynne, Arena, Arce,
(Austria)                                   Robles, Yarza, S.C.
                                            Rio Panuco No. 7
                                            Col. Cuauhtemoc
COMDISCO BELGIUM S.P.R.L.                   06500 Mexico, D.F.
c/o KPMG                                    (Mexico)
Rue Neerveld 101 - 103 Boite 3
St Lambrechts - Woluwe                      COMDISCO NEDERLAND B.V.
B-1200 Bruxelles                            Planetenbaan 15, Postbus 1681
(Belgium)                                   NL-3606 AK Maarssen
                                            (The Netherlands)
COMDISCO CANADA LTD.
Royal Bank Plaza, North Tower               COMDISCO NEW ZEALAND
200 Bay Street, Suite 2075                  Level 16, ASB Bank Centre
P.O. Box 131                                Cnr Albert and Wellesley Streets
CDN-Toronto, Ontario M5J 2J3                Auckland
(Canada)                                    (New Zealand)

COMDISCO FRANCE S.A.                      COMPUTER DISCOUNT CORPORATION, S.L.
176, avenue Charles de Gaulle             c/o KPMG Estudio Juridico y Tributario
92522 Neuilly sur Seine                   Torre Europa
(France)                                  Paseo de la Castellana, 95 (Planta 24)
                                          E-28046 Madrid
PROMODATA S.N.C.                          (Spain)
176, avenue Charles de Gaulle
92522 Neuilly sur Seine                     COMDISCO SWEDEN AB
(France)                                    c/o Advokatfirman Vinge
                                            Smalandsgatan 20, Box 1703
COMDISCO DEUTSCHLAND GMBH                   S-11187 Stockholm
Oskar-Messter-Stra(beta)e 24                     (Sweden)
D-85737 Ismaning/Munchen
(Germany)                                   COMDISCO (SWITZERLAND) SA
                                            Postfach 4136
COMDISCO GMBH & CO. LEASING AND FINANCE KG  Baarestra(beta)E 20
Oskar-Messter-Stra(beta)e 24                     CH-6304 ZUG
D-85737 Ismaning/Munchen                    (Switzerland)
(Germany)
                                            COMDISCO TRADE, INC. (TAIWAN BRANCH)
COMDISCO GLOBAL INC.                        14F-06 Empire Commercial Building
c/o Truman Bodden & Company                 No. 295 Kuang-Fu Road Section 2
P.O. Box 866                                Hsinchu, Taiwan
Anderson Square Building                    (Republic of China)
Grand Cayman
(British West Indies)                       COMDISCO UNITED KINGDOM LIMITED
                                            1000 Great West Road
                                            Brentford
                                            GB-Middlesex  TW8 9HJ
                                            (Great Britian)




                                    EXHIBIT B

    To the Global Master Rental Agreement dated as of _____________, between Comdisco, Inc. ("Comdisco") and ___________________________ ("Customer")

                             AFFILIATES OF CUSTOMER






                                    EXHIBIT C


     To the Global Master Rental Agreement dated as of_____________, between Comdisco, Inc. ("Comdisco") and ____________ ("Customer")




            Effective as of the date of the Agreement, Comdisco and Customer hereby agree, pursuant to Subsection 1.2, "Equipment Schedules" of the Agreement that Equipment Schedules substantially in the forms attached hereto and identified by country name shall be used in the countries listed below which match the country name on the attached Equipment Schedules.



                                  Australia             Mexico
                                  Austria               Netherlands
                                  Belgium               New Zealand
                                  Brazil                **Norway
                                  Canada                **Portugal
                                  **Denmark             Puerto Rico
                                  **Finland             Singapore
                                  France                Spain
                                  Germany               Sweden
                                  Hong Kong             Switzerland
                                  Ireland               Taiwan
                                  ***Italy              United Kingdom
                                  Japan                 United States


                                   Initialed:  Comdisco ______________


                                               Customer ______________






        **Leases will be written with Comdisco Nederland B.V., as Lessor ***Leases will be written with Comdisco Handelsgesellschaft M.B.H., as Lessor




        In certain instances leases for Equipment in Denmark, Finland, Ireland and/or Portugal may be written by Comdisco GmbH & Co. Leasing and Finance KG.






                                    EXHIBIT 1

                           SUMMARY EQUIPMENT SCHEDULE




SUMMARY EQUIPMENT SCHEDULE NO. _______ for the Period beginning ____________________ and ending ____________________ to the Global Master Rental
Agreement dated as of ______________________________ and Equipment Schedule No. _______ thereto between Lessor and Lessee (the "Lease").

LESSEE:                       LESSOR:


ADDRESS FOR NOTICES:          ADDRESS FOR NOTICES:      ADDRESS FOR REMITTANCES:





ATTENTION:                    ATTENTION:                 ATTENTION:




1.   EQUIPMENT: As set forth in the attached Acceptance Certificates which are a part hereof (No. of Acceptance Certificates: _______)

2. INITIAL TERM START DATE:

3. INITIAL TERM:

4. LESSOR'S COST:

5. __________ RENT:


6. LESSEE REPRESENTATIONS: The Lessee hereby represents and warrants that:

   (a) It has accepted all items of Equipment listed on the attached Acceptance Certificates as of the date set forth therein.

   (b) No default or event which with the giving of notice or lapse of time, or both, would become a default has occurred or is continuing.



GLOBAL MASTER RENTAL AGREEMENT: This Summary Equipment Schedule is issued pursuant to the Global Master Rental Agreement and Equipment Schedule identified above. All of the terms, conditions, representations and warranties of the Global Master Rental Agreement and Equipment Schedule are hereby incorporated herein and made a part hereof as if they were expressly set forth in the Summary Equipment Schedule and this Summary Equipment Schedule constitutes a separate lease with respect to the Equipment described herein.





AS LESSEE                                   AS LESSOR


BY:_________________________________        BY:________________________________

TITLE:______________________________
TITLE:_____________________________

DATE:_______________________________        DATE:______________________________





                                  ATTACHMENT TO
                        SUMMARY EQUIPMENT SCHEDULE_______
                          RENTAL BREAKDOWN BY LOCATION




Location
Number          Location        Rent             Tax on Rental       Total Rent





                                 ADDENDUM TO THE
                         GLOBAL MASTER RENTAL AGREEMENT
                    DATED SEPTEMBER 23, 1998, BY AND BETWEEN
                                 COMDISCO, INC.,
                                       AND
                  WORLDPORT COMMUNICATIONS, INC., AS "CUSTOMER"
                                (THE "AGREEMENT")

The terms and conditions of the Agreement as they pertain to this Addendum are hereby modified and amended as follows:


A.       SECTION 2, "TERM"

         In Section 2.4 (b), before "adverse" insert "material".

B.       SECTION 3, "RENT"

         In the last sentence of Section 3.6, before "whereupon" insert "less any amounts received by Lessor from the manufacturer or otherwise in respect of payments made by Lessor or Lessee with respect to the Equipment, and".

C.       SECTION 4, "USE"

         In Section 4.4, after "reason thereof" insert "unless such seizure is caused by or otherwise relates to actions or inaction by Lessor".

D.       SECTION 7, "LESSEE'S INDEMNITY"

         To the last sentence of this section after "Lessor" add "or any third party acting by, through or against Lessor".

         To the end of this Section add the following language:

         "Any amounts to be paid by Lessee to Lessor or pursuant to this Section 7 shall be reduced by an amount equal to any insurance or other payments received by Lessor with respect to such claim made hereunder. Lessor shall indemnify Lessee for all costs caused by or arising from Lessor's actions."

E.       SECTION 9, "DEFAULT"

         In Section 9.1 (b), after "any part thereof" insert "(other than by reasons relating to or caused by Lessor)" and after "judgment against" delete "it" and replace it with "the Equipment".

F.       SECTION 11, "ASSIGNMENT"

         In Section 11.1 (b), after "consent of the Beneficiary" insert "or the Lessor".

F.       SECTION 13, "MISCELLANEOUS

         In Section 13.3, after "Equipment" insert "(other than as set forth with respect to inventory equipment in the respective Equipment Schedule)".

         In Section 13.8, after "Lessor" insert "or Lessee".

         In Section 13.14, at the beginning of the sentence insert "Unless otherwise agreed,".

         In Section 13.15, after "which may be" insert "reasonably".


COMDISCO , INC.                             WORLDPORT COMMUNICATIONS, INC.

By:  _______________________                By: _______________________

Title:  ______________________              Title:  _____________________

Date:    _____________________              Date: _____________________






Initialled:                                              Comdisco ______________


                                                         Customer ______________